NSAR ITEM 77O

VK Emerging Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

                                                       Travelers      Salomon
     1      Property & Casualty  Smith Barney 2,671,600     1.27%      3/22/02


Principal Underwriters for #2
Underwriters for #2
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Blaylock & Partners, L.P.
Deutsche Banc Alex. Brown Inc.
Fox-Pitt, Kelton Inc.
J.P. Morgan Securities Inc.
Neuberger Berman LLC
UBS Warburg LLC
The Williams Capital Group, L.P.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
M.R. Beal & Company
William Blair & Company, L.L.C.
CIBC World Markets Corp.
Edward D. Jones & Co., L.P.
A.G. Edwards & Sons, Inc.
First Union Securities, Inc.
Janney Montgomery Scott LLC
Keefe, Bruyette & Woods, Inc.
Legg Mason Wood Walker, Incorporated
Loop Capital Markets
Raymond James & Associates, Inc.
RBC Dain Rauscher Inc.
Robertson Stephens, Inc.
Sandler O'Neill & Partners L.P.
SG Cowen Securities Corporation
SunTrust Capital Markets, Inc.
U.S. Bancorp Piper Jaffray Inc.
Wells Fargo Securities, LLC
BMO Nesbitt Burns Corp.
BNY Capital Markets, Inc.
Charles Jordan & Co., LLC
Chatsworth Securities LLC
CMG Institutional Trading, LLC
Cochran, Caronia Securities L.L.C.
Doley Securities, Inc.
Dowling & Partners Securities, LLC
Friedman, Billings, Ramsey & Co., Inc.